Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
JAMES J. GROBERG AND RON KOCHMAN
VOLT INFORMATION SCIENCES, INC.
(212) 704-2400
VOLTINVEST@VOLT.COM
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                       VOLT INFORMATION SCIENCES ANNOUNCES
               CHANGE IN REPORTING REVENUE FOR ITS PEO SUBSIDIARY

New York, NY, April 1, 2003 - Volt Information Sciences, Inc. (NYSE: VOL) announced that it would change the method of reporting the revenues of its Professional Employee Organization ("PEO") subsidiary, Shaw & Shaw, which has historically accounted for approximately 2% of the Company's revenues, from gross billing to a net revenue basis. The change in reporting will result in a reduction in both reported PEO revenues and related costs of sales, with no effect on the Company's net income.

The Company noted that many companies in the PEO industry are also implementing the change in response to an SEC comment made to companies in the PEO industry, which was discussed in the Company's last Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company will report its PEO revenues for all current and prior periods under the revised method beginning with the Company's next quarterly report, for the quarter ending May 2, 2003.

The Company's PEO services revenues for fiscal 2002, 2001 and 2000 comprised approximately $24.5 million, $39.6 million and $24.7 million, respectively, of the Company's net sales of $1.5 billion, $1.9 billion and $2.1 billion, respectively. PEO services revenues in the first quarters of fiscal 2003 and 2002 comprised approximately $7.0 million and $5.7 million, respectively, of the Company's net sales of $358.2 million and $338.8 million, respectively.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which includes our Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.
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This press release  contains  forward-looking  statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.